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                                                                    EXHIBIT 15.2

The Board of Directors
Security Capital Group Incorporated

With respect to Amendment No. 2 on Form S-11 to the registration statement on Form S-1 of Security Capital Group Incorporated, we acknowledge our awareness of the use therein of our report dated May 2, 1997 related to our review of interim financial information of Security Capital Pacific Trust as of March 31, 1997 and for the three-month periods ended March 31, 1997 and 1996. Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

KPMG Peat Marwick LLP


Chicago, Illinois
July 23, 1997